Exhibit 5.3

Opinion of Cadwalader, Wickersham & Taft LLP

[LETTERHEAD OF CADWALADER, WICKERSHAM & TAFT LLP]

January 18, 2017

The Bank of Nova Scotia

44 King Street West,

Scotia Plaza, 8th floor,

Toronto, Ontario, Canada

M5H 1H1

Ladies and Gentlemen:

The Bank of Nova Scotia (the “Company”) has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3 to which this Opinion is filed as an Exhibit (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended, among other securities, the Company’s Series A senior unsecured debt securities (the “Securities”) to be issued from time to time pursuant to an indenture, dated as of January 22, 2010, as amended and supplemented from time to time (as supplemented through the date hereof, the “Indenture”), among the Company, Computershare Trust Company, N.A., as U.S. trustee (the “U.S. Trustee”) and Computershare Trust Company of Canada as Canadian trustee, (the “Canadian Trustee” and together with the U.S. Trustee, the “Trustees”).

In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of such documents, certificates, corporate and public records, agreements and instruments and other documents as we have deemed appropriate as a basis for the opinions expressed below.

We have assumed that (a) a duly authorized officer of the Company will determine the terms of the Securities and duly authorize the issuance and sale of the Securities and such authorization will not be modified or rescinded, (b) the effectiveness of the Registration Statement will not be terminated or rescinded, (c) all natural persons will have legal capacity and all documents, agreements and instruments will be duly authorized, executed and delivered (and authenticated, where applicable) by all parties thereto and that each such person’s signature is genuine, (d) all such parties will be validly existing and in good standing under the laws of their respective jurisdictions of organization, (e) all such parties will have the power and legal right to execute and deliver all such documents, agreements and instruments, and (f) (except to the extent expressly opined on herein) that such documents, agreements and instruments will be legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms. We have also assumed that none of the terms of the Securities to be established or determined subsequent to the date hereof, nor the issuance or delivery of the Securities will violate any applicable law or public policy (without limitation, applicable usury laws) or will result in the violation of any provision of any instrument then binding on the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York.

Based upon and subject to the foregoing, we are of the opinion that when the specific terms of an issuance of Securities have been duly determined in accordance with the Indenture and the Securities have been duly authenticated and delivered by the Trustees and executed by the Company in the manner contemplated in the Indenture and the applicable underwriting or other distribution agreement against payment therefor, the Securities will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and subject to the effect of laws that may limit the waiver of rights or benefits under or defenses with respect to applicable usury laws.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and the reference to us under the heading “Legal Matters” in the base prospectus in the Registration Statement as it relates to the Securities. In addition, if a prospectus supplement, pricing supplement, final terms supplement or any other such document evidencing the final terms of an issuance of Securities (in any case, a “final terms supplement”) relating to the offer and sale of any issuance of Securities is prepared and filed by the Company with the Commission on a future date and the final terms supplement contains our opinion and a reference to us substantially in the form set forth below, this consent shall apply to the reference to our opinion and us in substantially such form:

“In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the [Securities] offered by this [pricing supplement] have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the [Securities] will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the issuer, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Securities, authentication of the Securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated January 18, 2017 filed with the Securities and Exchange Commission as Exhibit 5.3 to the Registration Statement on Form F-3 on January 18, 2017.”

This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Cadwalader, Wickersham & Taft LLP

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